Exhibit 10.26

HORNBECK OFFSHORE SERVICES, INC.

AMENDED and RESTATED INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

FOR EMPLOYEES

THIS 2006 RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                     , 2006 by and between Hornbeck Offshore Services, Inc. (the “Company”) and                      (“Employee”).

1. GRANT OF RESTRICTED SHARES. Pursuant to the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Plan”) Employee is hereby awarded (i)              shares (the “Base Restricted Shares”) of Common Stock and (ii)              shares (the “Bonus Restricted Shares” and, together with the Base Restricted Shares, the “Restricted Shares”) of Common Stock. All of the Restricted Shares shall be subject to the Forfeiture Restrictions (as defined below).

2. EFFECT OF THE PLAN. The Restricted Shares awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Employee hereunder, and this Award shall be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3. DEFINITIONS.

(a) “Disability” means permanent and total disability within the meaning of section 22(e)(3) of the Code.

(b) “Forfeiture Restrictions” means the prohibition on transfer of the Restricted Shares and the obligations to forfeit the Restricted Shares to the Company as set forth in Section 4 of this Agreement.

(c) “Measurement Period” means the period beginning on February 14, 2006 and ending on February 14, 2009.

(d) “Measurement Price” means, with respect to both the first day of the Measurement Period and the last day of the Measurement Period, the average closing price of a Measurement Security for the 20 trading days immediately preceding such day.

(e) “Measurement Security” means a share of Common Stock of the Company or a share of the primary common equity security of a company in the Qualified Peer Group.

(f) “Price Performance” means the change in the Measurement Price of the Company’s Measurement Security, or the Measurement Security of each company in the Qualified Peer Group, during the Measurement Period when expressed as a percentage of the Measurement Price of that Measurement Security on the first day of the Measurement Period. For the purpose of the Price Performance calculation, the change in the Measurement Price shall be determined by subtracting the Measurement Price of a Measurement Security as of the first day of the Measurement Period from the Measurement Price of the Measurement Security as of the last day of the Measurement Period and then dividing that difference by the Measurement Price of the respective Measurement Security on the first day of the Measurement Period.

(g) “Qualified Peer Group” means (i) each company included in the PHILX Oil Service Sector Index (OSX) as of the beginning of the Measurement Period: Baker Hughes, Inc. (NYSE:BHI), BJ Services Company (NYSE:BJS), Cooper Cameron Corp. (NYSE:CAM), Global Industries Ltd. (NasdaqNM:GLBL), GlobalSantaFe Corp. (NYSE:GSF), Halliburton Company (NYSE:HAL), Nabors Industries, Inc. (NYSE:NBR), Noble Corp. (NYSE;NE), National Oilwell Varco, Inc. (NYSE:NOV), Rowan Companies, Inc. (NYSE:RDC), Transocean, Inc. (NYSE:RIG), Smith International, Inc. (NYSE:SII), Schlumberger Ltd. (NYSE:SLB), Tidewater, Inc. (NYSE:TDW), Weatherford Int’l, Inc. (NYSE:WFT), and (ii) each of the following companies: GulfMark Offshore Inc. (NasdaqNM:GMRK), Seacor Holdings Inc. (NYSE:CKH), Kirby Corp. (NYSE:KEX), Maritrans Inc. (NYSE:TUG); provided, however, that in order to be considered as a member of the Qualified Peer Group, a company’s Measurement Security must be listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the entire Measurement Period.

(h) “Relative Performance Rank” means the Price Performance of the Company’s Measurement Security when ranked in descending order with the Price Performance of the Measurement Security of each company in the Qualified Peer Group.

(i) “Retirement” means Employee’s retirement from employment with the Company or any of its Subsidiaries, other than discharge for Cause, on or after the date Employee attains age 60 provided Employee has ten (10) years of service as of the date Employee retires from service, or on or after Employee attains age 65.

4. RESTRICTIONS. Employee hereby accepts the Award of the Restricted Shares and agrees with respect thereto as follows:

(a) No Transfer. Except as specifically set forth in this Section 4 or as otherwise provided in the Plan, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred. The Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Shares. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such Restricted Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which such Restricted Shares shall have been so transferred in violation of any of the provisions of this Agreement or the Plan.

(b) Forfeiture. Employee (or his or her estate, as applicable) shall, for no consideration, forfeit to the Company all Restricted Shares that, after taking into account paragraphs (c), (d) and (e) of this Section 4, remain subject to the Forfeiture Restrictions as of the earlier of (i) Employee’s termination of employment with the Company and its Subsidiaries for any reason, or (ii) February 14, 2009.

(c) Retirement. If Employee terminates service with the Company and its Subsidiaries before the end of the Measurement Period as a result of Employee’s Retirement, then, at the end of the Measurement Period, the Forfeiture Restrictions shall lapse with respect to that percentage of the Base Restricted Shares and that percentage of the Bonus Restricted Shares corresponding to the Relative Performance Rank as provided in paragraph (e) of this Section 4, determined as of the end of the Measurement Period, that the Employee would have been entitled to receive had Employee remained employed with the Company and its Subsidiaries until the end of the Measurement Period.

(d) Death or Disability. If not previously forfeited, the Forfeiture Restrictions with respect to one hundred percent (100%) of the Base Restricted Shares shall lapse upon the death or Disability of Employee.

(e) Relative Performance Rank. If not previously forfeited, on February 14, 2009, the Forfeiture Restrictions shall lapse with respect to that percentage of the Base Restricted Shares and that percentage of the Bonus Restricted Shares corresponding to the Relative Performance Rank, as set forth in the table below, rounded down to the next whole share in each such case.

Relative Stock Price Performance Rank at end of measurement period— When Ranked With Qualified Peer Group	Percentage of Base Restricted Shares as to which Forfeiture Restrictions Lapse	Percentage of Bonus Restricted Shares as to which Forfeiture Restrictions Lapse
Company in top 20% when ranked with Qualified Peer Group	100%	100%
Company in top 33 1/3%, but not in top 20% when ranked with Qualified Peer Group	100%	50%
Company in top 50%, but not in top 33 1/3% when ranked with Qualified Peer Group	100%	0%
Company in top 66 2/3%, but not in top 50% when ranked with Qualified Peer Group	50%	0%
Company below top 66 2/3% when ranked with Qualified Peer Group	0%	0%

The percentage of the Base Restricted Shares and the percentage of the Bonus Restricted Shares for Relative Performance Rankings (i) in the top sixty-six and two-thirds percent (66 2/3%) of the Qualified Peer Group but not in the top fifty percent (50%) of the Qualified Peer Group, (ii) in the top fifty percent (50%) of the Qualified Peer Group but not in the top thirty three and one-third percent (33 1/3%) of the Qualified Peer Group, or (iii) in the top thirty three and one-third percent (33 1/3%) of the Qualified Peer Group but not in the top twenty percent (20%) of the Qualified Peer Group shall be determined by the Committee using a curve which is a straight line connecting sixty-six and two-thirds percent (66 2/3%) and fifty percent (50%), another line connecting fifty percent (50%) and thirty three and one-third percent (33 1/3%), and another line connecting thirty three one-third percent (33 1/3%) and twenty percent (20%), so that the percentage of the Base Restricted Shares and the percentage of the Bonus Restricted Shares as to which the forfeiture restriction shall lapse is interpolated to the actual Relative Performance Ranking Achieved.

(f) Change of Control. If a Change of Control occurs during the Measurement Period then (i) the Company shall determine the Relative Performance Rank immediately prior to such Change of Control as if such day of determination was the end of the Measurement Period and, if not previously forfeited, the Forfeiture Restrictions shall lapse with respect to that percentage of the Base Restricted Shares and that percentage of the Bonus Restricted Shares corresponding to the Relative Performance Rank, as set forth in the table in paragraph (e) of this Section 4, above, and (ii) Employee shall, for no consideration, forfeit to the Company upon such Change of Control all of the Restricted Shares that remain subject to Forfeiture Restrictions at such time.

(g) Dividend and Voting Rights. Subject to the Forfeiture Restrictions contained in this Agreement, Employee shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote all such Restricted Shares, whether or not the Forfeiture Restrictions have lapsed with respect to such Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. Any dividends, cash or stock, paid or delivered on any of the Restricted Shares shall be credited to an account for the benefit of Employee. In the event of the forfeiture of any Restricted Shares pursuant to this Section 4, Employee shall have no further rights with respect to such Restricted Shares, and Employee shall forfeit any dividends, cash or stock, credited to the account for the benefit of Employee which are related to the forfeited Restricted Shares. To the extent the Forfeiture Restrictions lapse with respect to any of the Restricted Shares pursuant to Section 4 of the Agreement, all dividends, cash and stock, if any, credited to the account for the benefit of Employee shall be used, to the extent necessary, to satisfy Employee’s applicable federal, state and local income and employment tax withholding obligations under Section 7 of this Agreement. To the extent any dividends, cash or stock, are not used to satisfy Employee’s applicable federal, state and local income and employment tax withholding obligations under Section 7 of this Agreement, such dividends, cash or stock, will be distributed to Employee. The forfeiture of the Restricted Shares pursuant to this Section 4 shall not invalidate any votes given by Employee with respect to such Restricted Shares prior to forfeiture.

(h) Evidence of Ownership. Evidence of the Award of the Restricted Shares pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event any stock certificate is issued in respect of the Restricted Shares, while such shares are still subject to the Forfeiture Restrictions such certificate shall bear an appropriate legend with respect to the Forfeiture Restrictions applicable to such Award. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Shares during the restriction period or require that the certificates evidencing

Restricted Shares be placed in escrow or trust, along with a stock power endorsed in blank, until all Forfeiture Restrictions are removed or expire. In the event the Award of the Restricted Shares is documented or recorded electronically, the Company and its authorized representatives shall ensure that Employee is prohibited from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring the Restricted Shares while such shares are still subject to the Forfeiture Restrictions.

Upon the lapse of the Forfeiture Restrictions pursuant to this Section 4, the Company or, at the Company’s instruction, its authorized representative shall release those Restricted Shares with respect to which the Forfeiture Restrictions have lapsed. The lapse of the Forfeiture Restrictions and the release of the Restricted Shares shall be evidenced in such a manner as the Company and its authorized representatives deem appropriate under the circumstances.

At the Company’s request, Employee shall execute and deliver, as necessary, a stock power, in blank, with respect to the Restricted Shares, and the Company may, as necessary, exercise such stock power in the event of forfeiture of Restricted Shares pursuant to this Agreement, or as may otherwise be required in order for the Company to withhold the Restricted Shares necessary to satisfy Employee’s applicable federal, state and local income and employment tax withholding obligations pursuant to Section 7 of this Agreement.

(i) Associated Preferred Stock Purchase Rights. The Award of Restricted Shares includes the award of associated preferred stock purchase rights. Such preferred stock purchase rights will be forfeited to the same extent that the associated Restricted Shares are forfeited pursuant this Section 4. To the extent, pursuant to this Section 4, that the Forfeiture Restrictions lapse with respect to any of the Restricted Shares, those Forfeiture Restrictions will also lapse with respect to any preferred stock purchase rights associated with such Restricted Shares.

5. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.

6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

7. TAX MATTERS.

(a) The lapsing of the Forfeiture Restrictions with respect to the Restricted Shares pursuant to Section 4 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement Employee shall be deemed to have authorized the Company, after taking into consideration any dividends, cash or stock, credited to an account for the benefit of Employee during the Measurement Period, as contemplated in paragraph (h) of Section 4, to withhold the Restricted Shares with respect to which the Forfeiture Restrictions have lapsed necessary to satisfy Employee’s Required Withholding.

The amount of the Required Withholding and the number of Restricted Shares required to satisfy Employee’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the Forfeiture Restrictions lapse pursuant to Section 4 of this Agreement. Notwithstanding the foregoing, the Company may require that Employee satisfy Employee’s Required Withholding by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b) Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement. Employee understands further that Section 83 of the Code, taxes as ordinary income the fair market value of the Restricted Shares with respect to which the Forfeiture Restrictions lapse as of last day of the Measurement Period.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:

Title:

Address:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RESTRICTED SHARES SUBJECT TO THIS AGREEMENT SHALL REMAIN SUBJECT TO THE FORFEITURE RESTRICTIONS PROVIDED HEREIN AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S EMPLOYMENT OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK AWARD). EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S EMPLOYMENT. Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award of the Restricted Shares subject to all of the terms and provisions of this Agreement and the Plan. Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DATED:	SIGNED:
EMPLOYEE

Address: